Exhibit 23.7

CONSENT OF APPRAISER

We consent to the references to our name, valuation methodologies, assumptions and value conclusions of our report, dated February 29, 2012, prepared by us with respect to the appraisal of the Constitution Trail Centre property owned by TNP Strategic Retail Trust, Inc. (the “Company”) referred to in Prospectus Supplement No.18 (the “Supplement”) to the Company’s prospectus dated April 14, 2011 (the “Prospectus”), included in the Company’s Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 9, in the text under the heading “The Determination by Our Board of Directors of Our Estimated Value Per Share.” We also consent to such use, summary and references in any prospectus supplement or post-effective amendment relating to the offering described in the Prospectus, to the extent such use, summary and references are unchanged.

In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Sincerely,

Cushman & Wakefield of Illinois, Inc.

By:	/s/ Michael J. Schaeffer
Name:	Michael J. Schaeffer

Title:	Executive Managing Director

Date:	February 29, 2012